Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
WESTWOOD ONE
APPOINTS
THOMAS F.X. BEUSSE
PRESIDENT AND CHIEF EXECUTIVE OFFICER
New York, NY — January 8, 2008 — Westwood One (NYSE: WON) announced today that its Board of Directors has appointed Thomas Beusse as President and Chief Executive Officer of Westwood One and a member of the Westwood One Board of Directors.
“Tom is an experienced media executive with a strong track record of revenue growth and effective leadership at companies ranging from Fortune 500 to start-up organizations,” said Norman J. Pattiz, Chairman of the Board of Westwood One. “A creative and strategic thinker, Tom is the ideal executive to lead Westwood One as the Company continues to evolve as a top provider of content to the broadcast industry and beyond.”
Mr. Beusse was most recently the President of Time4 Media, a former division of Time Inc., overseeing its multimedia stable of enthusiast brands including GOLF MAGAZINE, Field & Stream, Popular Science, Yachting, SKI and the TransWorld action sports titles, as well as This Old House Ventures and Warren Miller Entertainment. Previously, as president of magazine publishing at Rodale, Beusse oversaw the print, online, event, television and licensing business of such notable brands as Men’s Health and Runner’s World. Earlier in his career, Beusse held several sales positions including NY Divisional Manager during an eight year stint at Sports Illustrated. He received a BA from Ithaca College in 1986.
“I have been very fortunate in my career to have worked on some of the most notable brands in media. Westwood One has long been among the most revered brands in broadcasting, and I look forward to using the internet and other evolving digital technologies to improve our current leadership position and ensure the brand’s relevance well into the future”, said Beusse.
Mr. Beusse succeeds Peter Kosann. “We thank Peter for his contributions to Westwood One and wish him luck in his future endeavors,” said Mr. Pattiz.
About Westwood One
Westwood One (NYSE: WON) provides over 150 news, sports, music, talk, entertainment programs, features and live events. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. Westwood One is managed by CBS Radio.
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Press Contact
Peter Sessa
Westwood One
212.641.2053
peter_sessa@westwoodone.com